BI-OPTIC VENTURES INC.

December 16, 2014

Trading Symbol:  TSXV – OP.H

OTC - BOVKF

NOT FOR DISSEMINATION IN THE UNITED STATES OR THROUGH U.S. NEWS WIRES

CLOSING OF NON-BROKERED PRIVATE PLACEMENT

Bi-Optic Ventures Inc. (the "Company"), is pleased to announce that it has closed a non-brokered private placement of 10,000,000 units (the “Units”) at a price of $0.05 per Unit for gross proceeds of $500,000.  Each Unit consists of one common share in the capital of the Company and one transferable share purchase warrant (the “Warrants”).  Each Warrant forming a part of the Units entitles the holder thereof to acquire one additional common share of the Company at a price of $0.15 per share at any time prior to the date that is 12 months from the date of issuance.  The Warrants have an accelerated exercise provision as follows: (i) during the period commencing on the date that is four months following the closing date and ending on the expiry date of the Warrants, the daily volume weighted average trading price of the Company’s common shares on the Exchange (or such other stock exchange where the majority of the trading volume occurs) exceeds $0.30 for each day of a period of 10 consecutive trading days, and (ii) the Company gives the holders of the Warrants written notice of such occurrence within 30 days of such occurrence, in which case the Warrants will expire at 4:00 pm (Pacific Standard Time) on the 30th day following the giving of such notice.  The common shares issued and any common shares issued upon the exercise of any Warrants are subject to a hold period expiring on April 13, 2015.  The Company did not pay any finder’s fees in connection with this financing.

The Company would also like to make a correction to its news release dated October 29, 2014 in which it announced that the Warrants forming a part of the financing were “non-transferable”, but in fact such Warrants are transferable.

Net proceeds from the financing will be utilized to explore possible acquisitions and for general working capital purposes.

For further information, please contact:

Harry Chew, President

Phone: (604) 689-2646

ON BEHALF OF THE BOARD OF DIRECTORS

“Harry Chew”

Harry Chew

President

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Forward Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking information" within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Bi-Optic undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. More detailed information about potential factors that could affect financial results is included in the documents filed from time to time with the Canadian securities regulatory authorities by Bi-Optic.

Suite #1518-1030 West Georgia St., Vancouver, BC Canada V6E 2Y3

Phone (604) 689-2646 Fax (604) 689-1289